AMENDED AND RESTATED SCHEDULE A
TO THE TRUST INSTRUMENT

Schedule A

FIRST INVESTORS TAX EXEMPT FUNDS
Tax Exempt Income Fund
California Fund
New Jersey Fund
New York Fund
Oregon Fund
Tax Exempt Opportunities Fund

Schedule updated as of January 31, 2019